Exhibit 99.1

Raytheon Company
      Public Relations
     870 Winter Street
      Waltham, MA 02451
      http://www.raytheon.com

News release

For Immediate Release

Contact:

Kristin Hilf
(781) 522-5822
khilf@raytheon.com

Stephen J. Hadley elected to Raytheon Board of Directors

     WALTHAM, Mass., (July 30, 2009) – The Raytheon Company (NYSE: RTN) Board of Directors has elected Stephen J. Hadley as a director of the Company effective immediately.

Hadley, 62, is currently a Senior Advisor for International Affairs at the U.S. Institute of Peace. From 2005 to 2009, he served as Assistant to the President for National Security Affairs (National Security Advisor). During his tenure, Hadley served as the principal White House foreign policy advisor to President George W. Bush, directed the National Security Council staff and managed the interagency national security policy development and execution process.

“Steve’s deep understanding of national security matters and his broad experience with foreign policy and international issues will provide a valuable perspective to our Board,” said Raytheon Chairman and CEO William H. Swanson.

Prior to serving as the President’s National Security Advisor, Hadley served as Assistant to the President and Deputy National Security Advisor from 2001 to 2005. His distinguished career in public service also includes Presidential appointments as Assistant Secretary of Defense for International Security Policy (1989-1993) and Counsel to the Special Review Board established by President Reagan in 1987 to inquire into arms sales to Iran (the Tower Commission). Hadley is a former partner with the law firm of Shea and Gardner and a former principal of The Scowcroft Group, a strategic consulting firm.

Hadley received his Bachelor of Arts degree from Cornell University and his Juris Doctor degree from Yale Law School.

Raytheon Company, with 2008 sales of $23.2 billion, is a technology and innovation leader specializing in defense, homeland security and other government markets throughout the world. With a history of innovation spanning 87 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as a broad range of mission support services. With headquarters in Waltham, Mass., Raytheon employs 73,000 people worldwide.